UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2014

ACUCELA INC.

(Exact name of registrant as specified in its charter)

Washington	000-55133	02-0592619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Second Avenue, Suite 1900

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

(206) 805-8300

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2014, David L. Lowrance, Chief Financial Officer of Acucela Inc. (the “Company”), notified the Company that he would be leaving the Company effective September 19, 2014 and resigned from his position as Chief Financial Officer, effective September 4, 2014. In addition, Mr. Lowrance has agreed to provide consulting services to facilitate an orderly transition.

On September 8, 2014, the Company announced that Brian O’Callaghan was appointed to the positions of President, Chief Operating Officer and interim Chief Financial Officer of the Company, effective September 8, 2014. A copy of the press release relating to Mr. O’Callaghan’s appointment is filed as Exhibit 99.01 to this Current Report on Form 8-K.

Brian O’Callaghan, 45, has served on the Company’s Board of Directors since September 2013. He was most recently Chairman and CEO of Sonrgy Inc., a San Diego-based biotechnology company. Previous to Sonrgy, Mr. O’Callaghan served as President and Chief Executive Officer of Sangart Inc. and as a member of Sangart’s Board of Directors. Mr. O’Callaghan has also held the position of Chief Commercial Officer at NPS Pharmaceuticals, Inc., where he led important corporate strategic initiatives, and as General Manager of two global divisions of Covance Inc., where he was successful in restructuring and rebuilding two core business units. At Novartis Pharmaceuticals Corporation, Mr. O’Callaghan served as General Manager of their North American Transplantation & Immunology Division, as well as their Infectious Diseases Division, where he was instrumental in several successful product launches, in-licensing deals and growing two key business units. Mr. O’Callaghan co-founded a biopharmaceutical company, BioPartners, in Switzerland; served as General Manager of Merck Biopharmaceuticals in Germany; and has held various senior management positions within Pfizer UK and Bayer, Ireland. Mr. O’Callaghan holds an MBA from Henley College of Business Management in the UK and Marketing Diploma from the Cork Institute of Technology and the Marketing Institute of Ireland. He currently serves on a number of Boards, including BIOCOM, Aquavit Biopharma and the San Diego Century Club.

On September 8, 2014, Mr. O’Callaghan resigned as a member of the Board of Directors’ Audit Committee; Mr. O’Callaghan no longer serves on any committees of the Board of Directors. There are no family relationships between Mr. O’Callaghan and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. O’Callaghan is expected to receive the following compensation:

•	A base salary of $515,500 per year.

•	At the discretion of the Board of Directors, in connection with the hiring of a chief financial officer and defining objectives for and initiating a European business development initiative, a bonus of up to $515,500 to be paid in fiscal year 2015.

•	Beginning with fiscal year 2015, an annual target bonus of $309,300 under the Company’s Incentive Program, the terms of which were previously described in the Company’s definitive proxy statement on Schedule 14A for the 2014 annual meeting filed with the Securities and Exchange Commission on May 2, 2014.

•	Eligibility to participate in the Company’s employee benefit plans on the same basis as other executive employees.

•	Upon commencement of employment, an option to purchase up to 712,820 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the Company’s common stock on or following the date of grant. The option, which will have a five-year term, will vest at the rate of 20% of the shares on the first anniversary of Mr. O’Callaghan’s employment with the Company and then an additional 20% annually thereafter, with 100% vested and exercisable on the five-year anniversary of the vesting start date thereafter, subject to Mr. O’Callaghan’s continued employment.

•	By the second quarter of 2015, subject to the discretion of the Board of Directors, either (i) an option to purchase up to 712,820 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the Company’s common stock on or following the date of grant or (ii) stock appreciation rights covering 712,820 shares of the Company’s common stock, in either case which will have a five-year term, will vest at the rate of 20% of the shares on the first anniversary of Mr. O’Callaghan’s employment with the Company and then an additional 20% annually thereafter, with 100% vested and exercisable on the five-year anniversary of the vesting start date thereafter, subject to Mr. O’Callaghan’s continued employment.

•	If Mr. O’Callaghan is terminated without cause (as will be defined in his employment agreement), he will be entitled to receive up to 18 months of salary benefits and a pro-rated portion of his annual bonus.

The foregoing is a summary of the expected compensation arrangements for Mr. O’Callaghan. The foregoing is qualified in its entirety by reference to the applicable governing agreements, which the Company will file as an exhibit to a Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.01	Press release, dated as of September 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUCELA INC.

	By:	/s/ Ryo Kubota
Ryo Kubota
Date: September 8, 2014		Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.01	Press release, dated as of September 8, 2014.